Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. ANNOUNCES
THIRD QUARTER FISCAL 2013 RESULTS

FOOTHILL RANCH, CA, December 4, 2013 (BUSINESS WIRE) -- The Wet Seal, Inc. (Nasdaq:WTSL), a leading specialty retailer to young women, today announced financial results for the third quarter ended November 2, 2013, and provided its financial outlook for the fourth quarter of fiscal 2013.

Third Quarter Fiscal 2013:

▪	Net sales totaled $127.7 million versus net sales of $135.5 million in the third quarter of 2012.

▪	Consolidated comparable store sales increased 0.8%, including an increase of 1.7% at Wet Seal and a decrease of 6.7% at Arden B.

▪
Gross profit increased 11% to $28.9 million compared to $26.0 million a year ago, while gross margin expanded 350 basis points to 22.7% of sales versus 19.2% of sales in the third quarter of 2012. The year-over-year increase is primarily attributable to substantial improvement in merchandise margin due to reduced markdown levels, despite the highly promotional retail environment.

▪
Operating loss was $14.9 million compared to operating loss of $24.8 million in the third quarter of fiscal 2012. The current year and prior year quarters include $5.1 million and $6.5 million, respectively, of non-cash asset impairment charges. Operating loss in the prior year period also includes $2.1 million in professional fees to defend against a proxy solicitation. Non-GAAP adjusted operating loss, excluding the effect of the aforementioned charges, was $9.8 million in the third quarter of fiscal 2013 compared to non-GAAP adjusted operating loss of $16.2 million in the prior year period.

▪
Provision for income taxes was $0.1 million compared to a benefit for income taxes of $10.0 million in the prior year quarter. The Company ceased recording benefits for income taxes on pre-tax losses upon establishing a valuation allowance against its deferred tax assets at the end of fiscal 2012.

▪
Net loss totaled $14.9 million, or $0.18 per diluted share, compared to net loss of $14.8 million, or $0.17 per diluted share, in the prior year quarter. Non-GAAP adjusted net loss in the third quarter of fiscal 2013, excluding the after-tax effect of non-cash asset impairment charges, totaled $9.9 million, or $0.12 per diluted share. Non-GAAP adjusted net loss in the third quarter of fiscal 2012, excluding the after-tax effect of non-cash asset impairment charges, and proxy solicitation costs, was $9.7 million, or $0.11 per diluted share.

▪	At quarter end, the Company’s inventory per square foot was down 5% versus a year ago, including a decrease of 3% at Wet Seal and 20% at Arden B.

▪
As of November 2, 2013, the Company remained in strong financial condition, with $65.9 million of cash and cash equivalents and no debt. Merchandise inventories totaled $42.6 million compared to $46.2 million a year ago.

“During the third quarter, we reduced markdown levels versus last year and closely managed inventories, despite considerable softening of mall traffic as the period progressed,” said John D. Goodman, Chief Executive Officer. “Our disciplined approach enabled us to achieve an increase of 350 basis points in gross margin, with slightly positive comp store sales. At the same time, we maintained tight control over expenses, resulting in a decrease in SG&A as a percentage of sales year-over-year.”

Goodman continued, “We believe the business is well-positioned for holiday with on trend merchandise assortments, innovative marketing programs and an enhanced e-commerce site that has significantly improved the customer shopping experience. Nevertheless, we’ve had a challenging start to the season, reflecting the difficult macro environment and ongoing softness in mall traffic, which is causing us to maintain a cautious outlook for the remainder of the year.”

Real Estate

During the third quarter of fiscal 2013, the Company opened 10 and closed 3 Wet Seal stores and closed 2 Arden B stores. The Company expects to open an additional 13 new Wet Seal locations in the fourth quarter and is on track to complete a total of 26 new store openings in fiscal 2013.

Fourth Quarter Fiscal 2013 Financial Outlook

For the fourth quarter of fiscal 2013, the Company estimates net loss per diluted share in the range of $0.14 to $0.17.

The financial outlook is based on the following assumptions:

▪	Total net sales between $134 million and $137 million versus $161.7 million in the fourth quarter of fiscal 2012. This year is a 13 week quarter compared to a 14 week quarter in the prior year.

▪	Comparable store sales decrease in the high single digits to low double digits.

▪	Gross margin rate between 21.9% and 23.2% of net sales versus 24.8% in the prior year quarter.

▪
SG&A expense between 31.7% and 32.4% of net sales versus 35.6% in the prior year quarter. The prior year quarter included a $6.6 million charge to accrue loss contingencies for several litigation matters, a $0.2 million benefit to adjust the amount of professional fees incurred to defend against a shareholder proxy solicitation to replace certain of the Company's board members, $1.3 million in severance charges for a previously announced workforce reduction, and a $0.5 million charge for the early termination of two investment banker retention agreements.

▪
Operating loss ranging from $11.6 million to $14.1 million. In the fourth quarter of fiscal 2012, operating loss was $25.5 million, including $8.0 million in non-cash asset impairment charges and the aforementioned charges and benefits.

▪	Four net store openings at Wet Seal and two store closings at Arden B.

▪	Weighted-average diluted shares outstanding of approximately 84 million shares.

For full year fiscal 2013, the Company expects to have a net seven store increase in the Wet Seal store count and five Arden B store closings. The Company forecasts fiscal 2013 net capital expenditures will be approximately $22 million to $23 million, of which approximately $15 million to $16 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

Conference Call
The Company will host a conference call and question and answer session at 2:00 p.m. Pacific Time today. To participate in the conference call, please dial 877-407-3982 or 201-493-6780. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through December 18, 2013. To access the replay, please call (877) 870-5176 or (858) 384-5517 and provide ID number 10000558.

About The Wet Seal, Inc.
Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of November 2, 2013, the Company operated a total of 530 stores in 47 states and Puerto Rico, including 471 Wet Seal stores and 59 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's financial outlook for its fourth quarter of fiscal 2013, its store opening and capital spending plans for all of fiscal 2013, and its merchandising and other strategic actions plans, or any other statements that relate to the intent, beliefs, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.
Condensed Consolidated Balance Sheets
(000’s Omitted)
(Unaudited)

	November 2, 2013	February 2, 2013	October 27, 2012
ASSETS
Cash and cash equivalents	$30,084	$42,279	$126,343
Short-term investments	35,812	67,694	-
Merchandise inventories	42,587	33,788	46,193
Other current assets	16,110	15,467	7,791
Deferred taxes	-	-	20,133
Total current assets	124,593	159,228	200,460
Net equipment and leasehold improvements	64,919	64,225	73,828
Deferred taxes	-	-	41,766
Other assets	2,003	3,053	3,069
Total assets	$191,515	$226,506	$319,123

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$24,623	$16,978	$28,128
Accounts payable – other	11,361	18,116	13,369
Accrued liabilities	24,203	26,347	24,000
Current portion of deferred rent	3,909	2,289	2,456
Total current liabilities	64,096	63,730	67,953
Deferred rent	31,092	32,136	33,378
Other long-term liabilities	1,796	1,908	1,820
Total liabilities	96,984	97,774	103,151
Total stockholders’ equity	94,531	128,732	215,972
Total liabilities and stockholders’ equity	$191,515	$226,506	$319,123

Exhibit A (Continued)

The Wet Seal, Inc.
Condensed Consolidated Statements of Operations
(000’s Omitted, Except Share Data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net sales	127,664	135,537	405,358	418,743
Gross margin	28,949	26,045	111,832	100,450
Selling, general & administrative expenses	38,743	44,405	115,592	126,215
Asset impairment	5,061	6,456	6,919	19,035
Operating loss	(14,855)	(24,816)	(10,679)	(44,800)
Interest expense, net	(6)	(10)	(13)	(28)
Loss before provision (benefit) for income taxes	(14,861)	(24,826)	(10,692)	(44,828)
Provision (benefit) for income taxes	49	(10,047)	150	(17,407)
Net loss	$(14,910)	$(14,779)	$(10,842)	$(27,421)

Weighted average shares, basic	83,729,646	88,877,993	86,028,985	88,650,011
Net loss per share, basic	$(0.18)	$(0.17)	$(0.13)	$(0.31)
Weighted average shares, diluted	83,729,646	88,877,993	86,028,985	88,650,011
Net loss per share, diluted	$(0.18)	$(0.17)	$(0.13)	$(0.31)

Exhibit A (continued)
The Wet Seal, Inc.
Consolidated Statements of Cash Flows
(000’s Omitted)
(Unaudited)

	39 Weeks Ended
	November 2,	October 27,
	2013	2012
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(10,842)	$(27,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,198	13,531
Amortization of premium on investments	123	-
Amortization of deferred financing costs	81	81
Asset impairment	6,919	19,035
Loss on disposal of equipment and leasehold improvements	83	550
Deferred income taxes	-	(17,986)
Stock-based compensation	1,212	2,596
Changes in operating assets and liabilities:
Income taxes receivable	145	(460)
Other receivables	79	(17)
Merchandise inventories	(8,799)	(14,359)
Prepaid expenses and other assets	73	(1,180)
Other non-current assets	29	(7)
Accounts payable and accrued liabilities	(3,295)	11,767
Deferred rent	576	182
Other long-term liabilities	(112)	(104)
Net cash used in operating activities	(3,530)	(13,792)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(15,853)	(16,775)
Investment in marketable securities	(9,500)	-
Proceeds from maturity of marketable securities	41,259	-
Net cash provided by (used in) investing activities	15,906	(16,775)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	747	19
Repurchase of common stock	(25,318)	(294)
Net cash used in financing activities	(24,571)	(275)

DECREASE IN CASH AND CASH EQUIVALENTS	(12,195)	(30,842)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,279	157,185
CASH AND CASH EQUIVALENTS, END OF PERIOD	$30,084	$126,343

Exhibit B

Segment Reporting (Unaudited)
The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined under applicable accounting standards. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 39 weeks ended November 2, 2013, and October 27, 2012, for the two reportable segments is set forth below (in thousands, except number of stores as of period end and sales per square foot):

Thirteen Weeks Ended November 2, 2013	Wet Seal	Arden B	Corporate	Total
Net sales	$114,878	$12,786	n/a	$127,664
% of total sales	90%	10%	n/a	100%
Comparable store sales % increase (decrease)	1.7%	(6.7)%	n/a	0.8%
Operating loss	$(4,575)	$(2,427)	$(7,853)	$(14,855)
Interest expense, net	$—	$—	$(6)	$(6)
Loss before provision for income taxes	$(4,575)	$(2,427)	$(7,859)	$(14,861)
Depreciation	$2,615	$304	$504	$3,423
Number of stores as of period end	471	59	n/a	530
Sales per square foot	$58	$61	n/a	$59
Square footage as of period end	1,881	183	n/a	2,064

Thirteen Weeks Ended October 27, 2012	Wet Seal	Arden B	Corporate	Total
Net sales	$117,892	$17,645	n/a	$135,537
% of total sales	87%	13%	n/a	100%
Comparable store sales % decrease	(13.5)%	(13.8)%	n/a	(13.5)%
Operating loss	$(8,747)	$(3,733)	$(12,336)	$(24,816)
Interest expense, net	$—	$—	$(10)	$(10)
Loss before benefit for income taxes	$(8,747)	$(3,733)	$(12,346)	$(24,826)
Depreciation	$3,442	$404	$422	$4,268
Number of stores as of period end	472	81	n/a	553
Sales per square foot	$59	$63	n/a	$59
Square footage as of period end	1,885	251	n/a	2,136

Thirty-Nine Weeks Ended November 2, 2013	Wet Seal	Arden B	Corporate	Total
Net sales	$358,245	$47,113	n/a	$405,358
% of total sales	88%	12%	n/a	100%
Comparable store sales % increase (decrease)	0.6%	(1.0)%	n/a	0.4%
Operating income (loss)	$13,928	$(1,380)	$(23,227)	$(10,679)
Interest expense, net	$—	$—	$(13)	$(13)
Income (loss) before provision for income taxes	$13,928	$(1,380)	$(23,240)	$(10,692)
Depreciation	$7,934	$882	$1,382	$10,198
Sales per square foot	$183	$219	n/a	$186

Thirty-Nine Weeks Ended October 27, 2012	Wet Seal	Arden B	Corporate	Total
Net sales	$357,806	$60,937	n/a	$418,743
% of total sales	85%	15%	n/a	100%
Comparable store sales % decrease	(10.5)%	(12.2)%	n/a	(10.7)%
Operating loss	$(8,003)	$(6,614)	$(30,183)	$(44,800)
Interest expense, net	$—	$—	$(28)	$(28)
Loss before benefit for income taxes	$(8,003)	$(6,614)	$(30,211)	$(44,828)
Depreciation	$11,022	$1,314	$1,195	$13,531
Sales per square foot	$180	$214	n/a	$184

Exhibit B (Continued)

The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating loss, interest expense, net, and loss before provision (benefit) for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results during the 13 and 39 weeks ended November 2, 2013, and October 27, 2012, include $4.8 million, $6.1 million, $5.8 million and $16.3 million, respectively, of asset impairment charges.

Arden B operating segment results during the 13 and 39 weeks ended November 2, 2013, and October 27, 2012, include $0.3 million, $0.8 million, $0.7 million and $2.7 million, respectively, of asset impairment charges.

Corporate expenses during the 13 and 39 weeks ended October 27, 2012, include $0.1 million and $2.0 million of severance cost resulting from the departure of the Company’s previous chief executive officer. Corporate expenses during the 13 and 39 weeks ended October 27, 2012, include $2.1 million in professional fees to defend against a shareholder proxy solicitation to replace a majority of the Company’s board members.

Exhibit C

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures (Unaudited)

Included within this press release are references to non-GAAP financial measures (“non-GAAP” or “adjusted”), including operating loss, net loss and net loss per diluted share before certain charges. These financial measures are not in compliance with U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company's business and operations. For further information, see “Company Statement on Disclosure of Non-GAAP Financial Measures” within the Investor Relations section of the Company's corporate web site, www.wetsealinc.com.

The following is a reconciliation of the applicable GAAP financial measures to the non-GAAP financial measures (in millions, except for net loss per diluted share):

	13 Weeks Ended			13 Weeks Ended
	November 2, 2013			October 27, 2012
	Operating Loss	Net Loss	Net Loss Per Diluted Share	Operating Loss	Net Loss	Net Loss Per Diluted Share
GAAP financial measure	$(14.9)	$(14.9)	$(0.18)	$(24.8)	$(14.8)	$(0.17)
Charges:
Proxy solicitation costs, net of income taxes	-	-	-	2.1	1.3	0.01
Non-cash asset impairment charges, net of income taxes	5.1	5.0	0.06	6.5	3.8	0.05
Non-GAAP financial measures	$ (9.8)	$(9.9)	$(0.12)	$ (16.2)	$(9.7)	$(0.11)

During the prior year third quarter, the Company engaged in a defense against a shareholder proxy solicitation that sought to replace a majority of the Company’s board members, incurring professional fees of $2.1 million in this effort. The proxy solicitation ultimately led to an agreement to replace four of the Company’s seven board members during the quarter. Given the unique nature of this corporate governance event and the magnitude of professional fees incurred, the Company believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.

From time to time, the Company determines the carrying values of certain of its long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal period in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.